    WORLD MONITOR TRUST--
    SERIES B
    MONTHLY REPORT/
    APRIL 30, 1999

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         WORLD MONITOR TRUST--SERIES B
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from March 27, 1999 to April 30, 1999 for World Monitor Trust--Series B (the 'Trust'). The net asset value of an interest as of April 30, 1999 was $120.56, an increase of 4.94% from the March 26, 1999 value of $114.88. The 1999 calendar year-to-date return for the Trust was an increase of 7.66% as of April 30, 1999.

The estimated net asset value per interest as of May 14, 1999 was $123.24. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.


          Sincerely yours,

          /s/ Joseph A. Filicetti
          -------------------------
          Joseph A. Filicetti
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
------------------------------------------------------
For the period from March 27, 1999 to
  April 30, 1999
Revenues:
Realized gain on commodity
  transactions...........................   $  845,185
Change in unrealized commodity
  positions..............................      248,300
Interest income..........................       72,595
                                            ----------
                                             1,166,080
                                            ----------
Expenses:
Commissions..............................      126,836
Management fee...........................       32,807
Incentive fee............................      186,770
                                            ----------
                                               346,413
                                            ----------
Net gain.................................   $  819,667
                                            ----------
                                            ----------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------
For the period from March 27, 1999 to
  April 30, 1999
                                                   Per
                                      Total      Interest
                                   -----------   -------
Net asset value at beginning of
  period (136,172.998
  interests).....................  $15,643,323   $114.88
Contributions....................    1,279,961
Net gain.........................      819,667
Redemptions......................     (163,989)
                                   -----------
Net asset value at end of
  period (145,813.776
  interests).....................  $17,578,962    120.56
                                   -----------   -------
                                   -----------
Change in net asset
  value per interest..........................   $  5.68
                                                 -------
                                                 -------
Percentage change.............................      4.94%
                                                 -------
                                                 -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series B is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             by: /s/ Barbara J. Brooks
                                 ----------------------
                                 Barbara J. Brooks
                                 Chief Financial Officer